Exhibit 99.1

Contact:

Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Todd Aydelotte – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS REPORTS PUBLICATION OF REVIEW PAPER ON

PV-10 TUMOR ABLATION AND IMMUNE STIMULATION

Journal of Clinical and Cellular Immunology Publishes Paper Authored by Researchers at

University of Illinois at Chicago

KNOXVILLE, TN, September 29, 2015 -- Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today reported that the Journal of Clinical and Cellular Immunology has published a paper titled, “The Potential of Intralesional Rose Bengal to Stimulate T-Cell Mediated Anti-Tumor Responses.” The paper can be found online at http://www.omicsonline.org/open-access/the-potential-of-intralesional-rose-bengal-to-stimulate-tcell-mediated-antitumor-responses-2155-9899-1000343.php?aid=59072

Authors Ajay V Maker, Bellur Prabhakar, and Krunal Pardiwala state that their “article serves to evaluate the potential of intralesional rose bengal [RB] to stimulate T-cell mediated anti-tumor responses in in-vitro, pre-clinical, and clinical studies.” The review covers findings in both animal models and human clinical trials covering the use of intralesional RB in the treatment of: melanoma, breast cancer, ovarian cancer, gastric cancer and sarcoma.

They conclude, “Our current research is establishing the role of RB in generating anti-tumor immune responses in gastrointestinal cancer and liver metastases. Decrease in tumor burden and stimulation of an immune response with PV-10 has been demonstrated in animal models of metastasis, and correlations of these responses in clinical studies is consistent with such results. That PV-10 treatment can potentially increase circulating cytotoxic T-cells, even in patients who were previously treated with immune-activating checkpoint blockade, supports the possibility that RB induced cytotoxicity may activate T-cells that are responsible for the bystander effect on untreated lesions. As such, intralesional therapy with RB may be a promising new mode of therapy to stimulate T-cell mediated anti-tumor immune responses.”

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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